Preliminary Pricing Supplement No. 2,146 Registration Statement Nos. 333-275587; 333-275587-01 Dated May 2, 2024 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC Trigger Autocallable Notes

Linked to the Least Performing Underlying between the Invesco QQQ TrustSM, Series 1 and the Russell 2000® Index due May 6, 2026

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Trigger Autocallable Notes (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities provide a return based on the least performing underlying between the Invesco QQQ TrustSM, Series 1 (the “QQQ Shares”) and the Russell 2000® Index (the “RTY Index,” and together with the QQQ Shares, the “Underlyings”). Beginning after six months, if the Closing Levels of both the QQQ Shares and the RTY Index (each, an “Underlying”) on any quarterly Observation Date beginning November 1, 2024 (including the Final Observation Date) are equal to or greater than their respective Initial Levels, MSFL will automatically call the Securities and pay the principal amount of the Securities plus a Call Return that will vary depending on the Observation Date and will reflect a fixed Call Return Rate on a per-annum basis. If the Securities are not automatically called and the Final Level of at least one of the QQQ Shares or the RTY Index is less than its respective Initial Level but greater than or equal to its respective Downside Threshold, MSFL will pay you the principal amount at maturity. However, if the Final Level is less than the Downside Threshold, MSFL will pay you significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the full decline in the level of the Underlying with the larger percentage decrease from its Initial Level to its Final Level (the “Least Performing Underlying”), even if the other Underlying appreciates or does not decline as much from the Strike Date to the Final Observation Date. Investors will not participate in any appreciation of the Underlyings. The Securities may be appropriate for investors who are willing to risk their entire principal at maturity and are willing to forgo current income in exchange for the possibility of receiving the Call Return prior to or at maturity, if the Closing Levels of both Underlyings are at or above their respective Initial Levels as of one of the quarterly Observation Dates (beginning after six months), and, if the Securities have not been called, in exchange for a contingent repayment of principal, but only if the Final Levels of both Underlyings has not declined below its respective Downside Threshold. Investing in the Securities involves significant risks. You may lose a significant portion or all of your principal amount. Generally, the higher the Call Return Rate for the Securities, the greater the risk of loss on those Securities. The Downside Thresholds are observed only on the Final Observation Date and the contingent downside market exposure applies at maturity; if you are able to sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the levels of both Underlyings are greater than their respective Downside Thresholds at the time of sale.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates*

❑ Automatically Callable: Beginning after six months, MSFL will automatically call the Securities and pay you the principal amount plus a Call Return if the Observation Date Closing Levels if both the QQQ Shares and the RTY Index on any quarterly Observation Date beginning November 1, 2024 (including the Final Observation Date) are equal to or greater than their respective Initial Levels, and no further payments will be made on the Securities. The Call Return will vary depending on the Observation Date and will reflect a fixed Call Return Rate on a per-annum basis. If the Securities are not called, investors will have the potential for downside equity market risk of the Least Performing Underlying at maturity.

❑Contingent Downside Market Exposure: If the Securities have not been called and the Final Level of at least one of the QQQ Shares or the RTY Index is less than its Initial Level but equal to or greater than its respective Downside Threshold, MSFL will pay you the principal amount per Security at maturity. However, if the Final Level of at least one of the QQQ Shares or the RTY Index is less than its respective Downside Threshold, MSFL will repay significantly less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the full decline in the level of the Least Performing Underlying from the Strike Date to the Final Observation Date. The Downside Thresholds are observed only on the Final Observation Date and the contingent downside market exposure applies at maturity; if you are able to sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the levels of both Underlyings are greater than their respective Downside Thresholds at the time of sale. Any payment on the Securities is subject to our creditworthiness.

	Strike Date	May 1, 2024
	Trade Date	May 2, 2024
	Settlement Date	May 7, 2024
	Observation Dates	Quarterly, beginning November 1, 2024. See “Call Returns and Observation Dates” on page 5 for details.
	Final Observation Date**	May 1, 2026
	Maturity Date**	May 6, 2026

* Expected. In the event that we make any change to the expected Trade Date and Settlement Date, we may change the Observation Dates, the Final Observation Date and/or the Maturity Date so that the stated term of the Securities remains the same.

** Subject to postponement in the event of a market disruption event or for non-Index Business Days and non-Trading Days, as applicable. See “Postponement of Determination Dates” in the accompanying product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING OF THE TWO UNDERLYINGS, SUBJECT TO THE RESPECTIVE DOWNSIDE THRESHOLDS AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

This preliminary pricing supplement relates to Securities linked to the least performing underlying between the Invesco QQQ TrustSM, Series 1 and the Russell 2000® Index. The actual Initial Levels and Downside Thresholds for the QQQ Shares and the RTY Index will be determined on the Strike Date. The actual Call Return Rate will be determined on the Trade Date. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying	Call Return Rate*	Initial Level	Downside Threshold	CUSIP	ISIN
Invesco QQQ TrustSM, Series 1	At least 14.25% per annum		70% of the Initial Level	617938329	US6179383293
Russell 2000® Index			70% of the Initial Level

*The actual Call Return Rate will be determined on the Trade Date. If the Securities are called, the Call Price will be a fixed amount based on the Call Return with respect to each Observation Date. See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5.

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, product supplement and index supplement and this preliminary pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this preliminary pricing supplement or the accompanying product supplement, index supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	Approximately $9.796 per Security, or within $0.25 of that estimate. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10	$0.15	$9.85
Total	$	$	$

(1) UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.15 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 24 of this preliminary pricing supplement.

(2) See “Use of Proceeds and Hedging” on page 24.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 24 of this preliminary pricing supplement.

Morgan Stanley           UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a product supplement and an index supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the index supplement and the product supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

♦Product supplement for auto-callable securities dated November 16, 2023
https://www.sec.gov/Archives/edgar/data/895421/000095010323016333/dp202676_424b2-epsacallsec.htm

♦Index supplement dated November 16, 2023:
https://www.sec.gov/Archives/edgar/data/895421/000095010323016332/dp202718_424b2-isn2023.htm

♦Prospectus dated April 12, 2024:
https://www.sec.gov/Archives/edgar/data/895421/000095010324005205/dp209505_424b2-base.htm

References to “MSFL” refer only to MSFL, references to “Morgan Stanley” refer only to Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Trigger Autocallable Notes that are offered hereby. Also, references to the accompanying “prospectus,” “index supplement” and “product supplement” mean the prospectus filed by MSFL and Morgan Stanley dated April 12, 2024, the index supplement filed by MSFL and Morgan Stanley dated November 16, 2023 and the product supplement for auto-callable securities filed by MSFL and Morgan Stanley dated November 16, 2023, respectively.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement or the accompanying product supplement, index supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement or the accompanying product supplement, index supplement and prospectus is accurate as of any date other than the date on the front of this document.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date will be less than $10. We estimate that the value of each Security on the Trade Date will be approximately $9.796, or within $0.25 of that estimate. Our estimate of the value of the Securities as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlyings. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlyings, instruments based on the Underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Call Return Rate and the Downside Thresholds, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 5 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment in the Securities.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying.

♦You understand and accept the risks associated with the Underlyings.

♦You believe both the QQQ Shares and RTY Index will close at or above their respective Initial Levels on one of the Observation Dates (beginning after six months) or will close at or above their respective Downside Thresholds on the Final Observation Date.

♦You understand and accept that you will not participate in any appreciation in the levels of the Underlyings and that your potential return is limited to the applicable Call Return.

♦You can tolerate fluctuations in the level of the Securities prior to maturity that may be similar to or exceed the downside level fluctuations of the Least Performing Underlying.

♦You are willing to invest in the Securities based on the Downside Threshold for each Underlying specified on the cover hereof.

♦You would be willing to invest in the Securities if the Call Return Rate were set equal to the minimum rate specified on the cover hereof (the actual Call Return Rate will be set on the Trade Date).

♦You understand that the linkage to two Underlyings does not provide any portfolio diversification benefits and instead means that a decline in the level beyond the relevant Downside Threshold of either the QQQ Shares or the RTY Index will result in a significant loss on your investment, even if the other Underlying appreciates         or does not decline as much.

♦You do not seek current income from this investment and are willing to forgo dividends paid on the QQQ Shares and the stocks comprising the RTY Index and the Share Underlying Index.

♦You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, as set forth on the cover page of this preliminary pricing supplement.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

♦You are willing to assume our credit risk for all payments under the Securities, and understand that we default on our obligations you may not receive any amounts due to you and could lose your entire investment.

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment in the Securities.

♦You cannot tolerate a loss of all or a substantial portion of your investment, and are unwilling to make an investment that may have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying.

♦You require an investment designed to provide a full return of principal at maturity.

♦You do not understand and accept the risks associated with the Underlyings.

♦You believe that the level of one of the QQQ Shares or the RTY Index will decline during the term of the Securities and is likely to close below its Downside Threshold on the Final Observation Date, exposing you to the full decline in the level of the Least Performing Underlying.

♦You seek an investment that participates in the full appreciation in the levels of the Underlyings or that has unlimited return potential.

♦You cannot tolerate fluctuations in the level of the Securities prior to maturity that may be similar to or exceed the downside level fluctuations of the Least Performing Underlying.

♦You are unwilling to invest in the Securities based on the Downside Threshold for each Underlying specified on the cover hereof.

♦You would be unwilling to invest in the Securities if the Call Return Rate were set equal to the minimum rate specified on the cover hereof (the actual Call Return Rate will be set on the Trade Date).

♦You are not comfortable with an investment linked to two Underlyings such that a decline in the level beyond the relevant Downside Threshold of either the QQQ Shares or the RTY Index will result in a loss of a significant portion or all of your investment, even if the other Underlying appreciates or does not decline as much    .

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek current income from this investment or prefer to receive the dividends paid on QQQ Shares and the stocks comprising the RTY Index and the Share Underlying Index, if any.

♦You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, as set forth on the cover page of this preliminary pricing supplement, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume our credit risk for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 7 of this preliminary pricing supplement and “Risk Factors” beginning on page 7 of the accompanying prospectus and page S-38 of the accompanying product supplement for risks related to an investment in the Securities. For additional information about the Underlyings, see the information set forth under “Invesco QQQ TrustSM, Series 1” on page 18 and “Russell 2000® Index” on page 20.

Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlyings	The Invesco QQQ TrustSM, Series 1 (the “QQQ Shares”) and the Russell 2000® Index (the “RTY Index”)
Principal Amount	$10.00 per Security
Term	Approximately 2 years, unless called earlier
Automatic Call Feature

The Securities will be called automatically if the Observation Date Closing Levels of both the QQQ Shares and the RTY Index on any Observation Date (beginning after six months), including the Final Observation Date, are equal to or greater than their respective Initial Levels.

If the Securities are called, MSFL will pay you on the related Call Settlement Date a Call Price per Security calculated as follows (see “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5):

$10 + ($10 x Call Return)

After the Securities have been called, no further payments will be made on the Securities.

The Securities will not be called following any of the first six quarterly Observation Dates if the Observation Date Closing Level of either of the Underlyings is below its respective Initial Level.

Call Return and Call Return Rate

The Call Return varies depending on the Observation Date and increases the longer the Securities are outstanding.  The Call Return is based on a quarterly Call Return Rate of at least 14.25% per annum. The actual Call Return Rate will be set on the Trade Date.

See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5.

Strike Date	May 1, 2024
Trade Date	May 2, 2024
Settlement Date	May 7, 2024
Observation Dates	Quarterly, beginning November 1, 2024. See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5.
Final Observation Date	May 1, 2026*
Maturity Date	May 6, 2026*
Call Settlement Dates	See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5. The Call Settlement Date with respect to the Final Observation Date will be the Maturity Date.

* Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days and non-Trading Days, as applicable. See “Postponement of Determination Dates” in the accompanying product supplement.

Payment at Maturity (per Security)

If the Securities are not automatically called prior to or on the Maturity Date, MSFL will pay you a cash payment on the Maturity Date based on the Final Level, as follows:

If the Securities are not called prior to or on the Maturity Date, and both Final Levels are equal to or greater than their respective Downside Threshold but the Final Level of at least one of the Underlyings is less than their respective Initial Level, MSFL will pay you the $10 principal amount.

If the Securities are not automatically called prior to or on the Maturity Date, and the Final Level of at least one of the Underlyings is less than its respective Downside Threshold, MSFL will pay you an amount per Security calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying)

In this case, you will lose a significant portion and could lose all of the principal amount in an amount proportionate to the full decline of the Least Performing Underlying from the Strike Date to the Final Observation Date, even if the other Underlying appreciates or does not decline as much.

Observation Date Closing Level	With respect to each of the Underlyings, the Closing Level of such Underlying on any Observation Date.
Least Performing Underlying	The Underlying with the larger percentage decrease from the respective Initial Level to the respective Final Level.
Underlying Return	With respect to each Underlying, Final Level – Initial Level Initial Level
Initial Level	With respect to each Underlying, the Closing Level of such Underlying on the Strike Date.
Final Level	With respect to each Underlying, the Closing Level of such Underlying on the Final Observation Date.
Adjustment Factor	With respect to the QQQ Shares, 1.0, subject to adjustment in the event of certain corporate events affecting the QQQ Shares.
Downside Threshold	With respect to each Underlying, 70% of the Initial Level of such Underlying.
Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

Investing in the Securities involves significant risks. You may lose YOUR ENTIRE principal amount. Any payment on the Securities is subject to OUR creditworthiness. If WE were to default on OUR payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Observation Dates, Call Settlement Dates, Call Returns and Call Prices

Observation Date*	Call Settlement Date / Maturity Date**	Call Return (Assuming a Call Return Rate of at least 14.25% per annum)***	Call Price (per $10 of Securities)
November 1, 2024	November 6, 2024	At least 7.1250%	At least $10.71250
February 3, 2025	February 6, 2025	At least 10.6875%	At least $11.06875
May 8, 2025	May 13, 2025	At least 14.2500%	At least $11.42500
August 1, 2025	August 6, 2025	At least 17.8125%	At least $11.78125
November 3, 2025	November 6, 2025	At least 21.3750%	At least $12.13750
February 2, 2026	February 5, 2026	At least 24.9375%	At least $12.49375
May 1, 2026 (the Final Observation Date)*	May 6, 2026 (the Maturity Date)*	At least 28.5000%	At least $12.85000

* Subject to postponement in the event of a market disruption event or for non-Index Business Days and non-Trading Days, as applicable. See “Postponement of Determination Dates” in the accompanying product supplement.

** If, due to a market disruption event or otherwise, any Observation Date (including the Final Observation Date) is postponed so that it falls less than two business days prior to the scheduled Call Settlement Date, the Call Settlement Date or Maturity Date, as applicable, will be postponed to the second business day following that Observation Date as postponed.

*** If the Securities are called following any Observation Date, the Call Price will be a fixed amount based on the Call Return with respect to each Observation Date, as specified above, regardless of the actual number of days during such period. The actual Call Return Rate will be set on the Trade Date.

Investment Timeline

The Initial Levels and Downside Thresholds are determined.

The Call Return Rate is set.

Beginning after six months, the Securities will be called automatically if the Observation Date Closing Levels of both the QQQ Shares and RTY Index on any Observation Date (beginning after six months) (including the Final Observation Date) are equal to or greater than their respective Initial Levels.

If the Securities are called, MSFL will pay you a Call Price per Security calculated as follows:

$10 + ($10 x Call Return)

After the Securities are called, no further payments will be made on the Securities.

The Final Levels are determined as of the Final Observation Date.

If the Securities are not automatically called prior to or on the Maturity Date and the Final Levels of both the QQQ Shares and RTY Index are equal to or greater than their respective Downside Thresholds but at least one of the Underlyings is less than their respective Initial Level, MSFL will pay you the $10 principal amount.

If the Securities are not automatically called prior to or on the Maturity Date and the Final Levels of both the QQQ Shares and RTY Index are less than their respective Downside Thresholds, MSFL will pay you an amount calculated as follows:

$10 × (1+ Underlying Return of the Least Performing Underlying)

This will be less than the $10 principal amount by an amount proportionate to the full negative Underlying Return, and you could lose your entire investment.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and product supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

♦The Securities do not pay interest or guarantee the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not pay interest or guarantee the return of any of the principal amount at maturity. In addition, while the Securities will generally offer the possibility of a higher return if the Securities are automatically called than the potential return payable on our ordinary debt securities with a similar maturity, this higher return potential reflects the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment if the Securities have not been called prior to maturity and if the Final Level of at least one of the QQQ Shares or the RTY Index is less than its respective Downside Threshold. In this case, you will be exposed to the full negative Underlying Return of the Least Performing Underlying, and MSFL will pay you an amount at maturity that is significantly less than the $10 principal amount, resulting in a loss proportionate to the full decline of the Underlying over the term of the Securities. You could lose your entire principal amount.

♦The appreciation potential of the Securities is limited by the fixed Call Returns specified for each Observation Date. The appreciation potential of the Securities is limited to the fixed Call Returns specified for each Observation Date if both Underlyings close at or above their respective Initial Levels on any Observation Date (beginning after six months), including the Final Observation Date, and you will not participate in any appreciation of the Underlyings, which could be significant. If the Securities are not automatically called, the Final Level of at least one of the Underlyings will therefore necessarily be less than its respective Downside Threshold, you will be fully exposed to the decline in the level of the Least Performing Underlying from the Strike Date to the Final Observation Date, and you will lose a significant portion or all of your investment.

♦You may incur a loss on your investment if you sell your Securities prior to maturity. The Downside Thresholds are observed only on the Final Observation Date and the contingent downside market exposure applies at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Closing Levels of both Underlyings are above their respective Downside Thresholds at that time.

♦Early redemption risk. The term of your investment in the Securities may be limited to as short as approximately six months by the automatic call feature of the Securities. If the Securities are called prior to maturity, you will not receive any further payments on the Securities and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns. Generally, the longer the Securities have been outstanding, the less likely it is that they will be automatically called, because the level of at least one of the Underlyings will necessarily have declined from its respective Initial Level if the Securities were not called following an Observation Date, and there will be less time remaining until maturity in which the level(s) of such Underlying(s) can recover.

♦No interest payments. You will not receive any interest payments during the term of the Securities.

♦The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities, if any, and any payments upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in our credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

♦As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦The market price of the Securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the Closing Levels of the Underlyings on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

othe value and volatility (frequency and magnitude of changes in value) of each Underlying and the stocks comprising the RTY Index and the Share Underlying Index,

odividend rates on the stocks comprising the RTY Index and the Share Underlying Index,

o interest and yield rates in the market,

otime remaining until the Securities mature,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or the constituent stocks of the Share Underlying Index or equities markets generally and which may affect the Observation Date Closing Levels or Final Levels, othe composition of the Underlyings and changes in the constituent stocks of the RTY Index and the Share Underlying Index,

othe occurrence of certain events affecting the QQQ Shares that may or may not require an adjustment to the Adjustment Factor, and oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you are able to sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlyings, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlyings. The value of each of the Underlyings may be, and each has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Invesco QQQ TrustSM, Series 1” and “Russell 2000® Index” below. You may receive less, and possibly significantly less, than the principal amount per Security if you try to sell your Securities prior to maturity.

♦Investing in the Securities is not equivalent to investing in the Underlyings or the stocks comprising the RTY Index and the Share Underlying Index. Investing in the Securities is not equivalent to investing in the Underlyings or the stocks that constitute the RTY Index and the Share Underlying Index. Investors in the Securities will not participate in any appreciation of the Underlying, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the RTY Index or the Share Underlying Index. Further, you will not participate in any potential appreciation of either Underlying even though you may be exposed to its full decline at maturity.

♦The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 5 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

♦The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this preliminary pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities will be influenced by many unpredictable factors” above.

♦Hedging and trading activity by our affiliates could potentially adversely affect the value of the Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities (and to other instruments linked to the Underlyings and the Share Underlying Index), including taking positions in the QQQ Shares and the stocks constituting the RTY Index or the Share Underlying Index, futures and/or options contracts on the Underlyings or the component stock of the Share Underlying Index listed on major securities markets. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. Some of our subsidiaries also trade the Underlyings and other financial instruments related to the Underlyings and the Share Underlying Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Strike Date could potentially increase the Initial Level of an Underlying, and, as a result, could increase the level at or above which such Underlying must close on any of the first six Observation Dates (beginning after six months) for the Securities to be called, or the Downside Threshold of such Underlying, which if the Securities are not called prior to maturity, is the level at or above which such Underlying must close on the Final Observation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying at maturity (in each case, depending also on the performance of the other Underlying). Additionally, such hedging or trading activities during the term of the Securities could potentially affect the levels of the Underlyings on the Observation Dates, and, accordingly, whether the Securities are automatically called prior to or at maturity, and, if the Securities are not called prior to or at maturity, the payout to you at maturity, if any (in each case, depending also on the performance of the other Underlying).

♦The Calculation Agent, which is an affiliate of the Issuer, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. will determine the Initial Levels, the Downside Thresholds, the Observation Date Closing Levels and the Final Level of each Underlying, whether a Market Disruption Event has occurred, whether to make any adjustments to the Adjustment Factor and the payment that you will receive upon a call or at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of Market Disruption Events. These potentially subjective determinations may affect the payout to you upon a call or at maturity, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities— Postponement of Determination Dates,” “—Alternate Exchange Calculation in Case of an Event of Default,” “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation,” “—Calculation Agent and Calculations” and “Description of Auto-Callable Securities—Auto-Callable Securities Linked to Underlying Shares” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

♦The U.S. federal income tax consequences of an investment in the Securities are uncertain. Please note that the discussions under “What Are the Tax Consequences of the Securities” in this preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying product supplement for auto-callable securities.

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority. Our counsel, Davis Polk & Wardwell LLP, is unable to render a definitive opinion on the tax treatment of the Securities at this time as such opinion is dependent in part upon market conditions on the Trade Date. Our counsel’s opinion will therefore be provided only on the Trade Date. However, under current law, and based on current market conditions, our counsel believes that it is at least reasonable to treat each Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Because the Securities are linked to an index in addition to an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Securities will be treated as a “constructive ownership transaction.” If this treatment applies, all or a portion of any long-term capital gain of a U.S. Holder (as defined below) in respect of the Securities could be recharacterized as ordinary income (in which case an interest charge would be imposed). As a result of certain features of the Securities, including the fact that the Securities are linked to an index in addition to an exchange-traded fund, it is unclear how to calculate the amount of gain that would be recharacterized if an investment in the Securities were treated as a constructive ownership transaction. U.S. Holders should read the section entitled “United States Federal Taxation — Tax Consequences to U.S. Holders — Tax Treatment of the Securities — Potential Application of the Constructive Ownership Rule” in this preliminary pricing supplement.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly from the tax treatment described herein. There is a risk that the IRS may seek to treat all or a portion of the gain on the Securities as ordinary income. For example, there is a risk (which, depending on the market conditions on the Trade Date, could be substantial) that the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this preliminary pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlyings

♦You are exposed to the market risk of both Underlyings. Your return on the Securities is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each of the QQQ Shares and the RTY Index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to both the QQQ Shares and the RTY Index. Poor performance by either of the Underlyings over the term of the Securities may negatively affect your return and will not be offset or mitigated by positive performance by the other Underlying. For the Securities to be automatically called or to receive contingent repayment of principal at maturity from MSFL, both Underlyings must close at or above their respective Initial Levels or Downside Thresholds, respectively, on the applicable Observation Date or Final Observation Date, as applicable. In addition, if the Securities are not called prior to or at maturity, you will incur a loss proportionate to the negative return of the Least Performing Underlying even if the other Underlying appreciates during the term of the Securities. Accordingly, your investment is subject to the market risk of both Underlyings. Additionally, movements in the levels of the Underlyings may be correlated or uncorrelated at different times during the term of the Securities, and such correlation (or lack thereof) could have an adverse effect on your return on the Securities. For example, the likelihood that one of the Underlyings will close below its Downside Threshold on the Final Observation Date will increase when the movements in the levels of the Underlyings are uncorrelated. This results in a greater potential for a significant loss of principal at maturity if the Securities are not previously called. If the performance of the Underlyings is not correlated or is negatively correlated, the risk of incurring a significant loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying to which the Securities are linked, resulting in a greater potential for a significant loss of principal at maturity.

♦Because the Securities are linked to the performance of the least performing between the QQQ Shares and the RTY Index, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just the QQQ Shares or just the RTY Index. The risk that you will lose a significant portion or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of just the QQQ Shares or just the RTY Index. With two Underlyings, it is more likely that either Underlying will close below its Downside Threshold on the Final Observation Date than if the Securities were linked to only one of the Underlyings, and therefore it is more likely that you will receive an amount in cash significantly less than the principal amount on the Maturity Date.

♦A higher Call Return Rate and/or a lower Downside Thresholds may reflect greater expected volatility of the Underlyings, and greater expected volatility generally indicates an increased risk of declines in the levels of the Underlyings and, potentially, a significant loss at maturity. The economic terms for the Securities, including the Call Return Rate and the Downside Thresholds, are based, in part, on the expected volatility of the Underlyings at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the levels of the Underlyings. Higher expected volatility with respect to the Underlyings as of the Strike Date generally indicates a greater expectation as of that date that the Final Level of either Underlying could ultimately be less than its Downside Threshold on the Final Observation Date, which would result in a loss of a significant portion or all of the Principal Amount. At the time the terms of the Securities are set, higher expected volatility will generally be reflected in a higher Call Return Rate and/or lower Downside Thresholds, as compared to otherwise comparable securities. Therefore, a relatively higher Call Return Rate, which would increase the upside return if the Securities are automatically called, may indicate an increased risk that the levels of the Underlyings will decrease substantially, which would result in a significant loss at maturity. In addition, and as described above in "The Securities do not pay interest or guarantee the return of any principal," in general, the higher potential return on the Securities as compared to the return payable on our ordinary debt securities with a comparable maturity indicates the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment. Further, relatively lower Downside Thresholds may not indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant portion or all of your Principal Amount at maturity.

♦The adjustments to the Adjustment Factor the Calculation Agent is required to make do not cover every corporate event that can affect the QQQ Shares. MS & Co., as Calculation Agent, will adjust the Adjustment Factor for certain events affecting the QQQ Shares, including stock splits and reverse stock splits. However, the Calculation Agent will not make an adjustment for every event that can affect the QQQ Shares. If an event occurs that does not require the Calculation Agent to adjust the Adjustment Factor, the market price of the Securities may be materially and adversely affected. The determination by the Calculation Agent to adjust, or not to adjust, the Adjustment Factor may materially and adversely affect the market price of the Securities.

♦Adjustments to the Invesco QQQ TrustSM, Series 1 could adversely affect the value of the Securities. The investment adviser to the Invesco QQQ TrustSM, Series 1 (Invesco Capital Management LLC) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Nasdaq-100 Index®. Pursuant to its investment strategy or otherwise, the investment adviser may add, delete or substitute the components of the QQQ Shares. Any of these actions could adversely affect the price of the QQQ Shares and, consequently, the value of the Securities. In addition, the publisher of the Share Underlying Index is responsible for calculating and maintaining the Share Underlying Index. The index publisher may add, delete or substitute the stocks constituting the Share Underlying Index or make other methodological changes required by certain corporate events relating to the component stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends that could change the value of the Share Underlying Index. The index publisher may also discontinue or suspend calculation or publication of the Share Underlying Index at any time. If this discontinuance or suspension occurs following the termination of the QQQ Shares, the Calculation Agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the value of the QQQ Shares and, consequently, the value of the Securities.

♦The performance and market price of the QQQ Shares, particularly during periods of market volatility, may not correlate with the performance of the Share Underlying Index, the performance of the component securities of the Share Underlying Index or the net asset value per share of the QQQ Shares. The QQQ Shares do not fully replicate the Share Underlying Index and may hold securities that are different than those included in the Share Underlying Index. In addition, the performance of the QQQ Shares will reflect additional transaction costs and fees that are not included in the calculation of the Share Underlying Index. All of these factors may lead to a lack of correlation between the performance of the QQQ Shares and the Share Underlying Index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the QQQ Shares may impact the variance between the performances of the QQQ Shares and the Share Underlying Index. Finally, because the QQQ Shares are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the QQQ Shares may differ from the net asset value per share of the QQQ Shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the QQQ Shares may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of the QQQ Shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the QQQ Shares, and their ability to create and redeem shares of the QQQ Shares may be disrupted. Under these circumstances, the market price of the QQQ Shares may vary substantially from the net asset value per share of the QQQ Shares or the level of the Share Underlying Index would affect the Payment at Maturity of the Securities.

For all of the foregoing reasons, the performance of the QQQ Shares may not correlate with the performance of the Share Underlying Index, the performance of the component securities of the Share Underlying Index or the net asset value per share of the QQQ Shares. Any of these events could materially and adversely affect the price of the QQQ Shares and, therefore, the value of the Securities. Additionally, if market volatility or these events were to occur on the Final Observation Date, the Calculation Agent would maintain discretion to determine whether such market volatility or events have caused a Market Disruption Event to occur, and such determination would affect the Payment at Maturity of the Securities. If the Calculation Agent determines that no Market Disruption Event has taken place, the Payment at Maturity would be based on the published closing price per share of the QQQ Shares on the Final Observation Date, even if the QQQ Shares are underperforming the Share Underlying Index or the component securities of the Share Underlying Index and/or trading below the net asset value per share of the QQQ Shares.

♦Non-U.S. securities risks with respect to the Nasdaq-100 Index®. Some of the equity securities included in the Nasdaq-100 Index® have been issued by non-U.S. companies. Investments in securities linked to the value of non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of non-U.S. equity securities may be adversely affected by political, economic, financial and social factors in the home countries of the issuers of the non-U.S. companies, including changes in those countries’ governments, economic and fiscal policies, currency exchange laws or other laws or restrictions.

♦The Securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and, therefore, the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦Governmental regulatory actions could result in material changes to the composition of the Underlyings and could negatively affect your return on the Securities. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlyings, depending on the nature of such governmental regulatory actions and the Underlying constituent stocks that are affected. If any governmental regulatory action results in the removal of Underlying constituent stocks that have (or historically have had) significant weights within the applicable Underlying, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the level of the applicable Underlying and, therefore, your return on the Securities.

♦Adjustments to the Russell 2000® Index could adversely affect the value of the Securities. The Underlying Publisher of the Russell 2000® Index is responsible for calculating and maintaining such Underlying. The Underlying Publisher may add, delete or substitute the stocks constituting such Underlying or make other methodological changes required by certain corporate events relating to the stocks constituting such Underlying, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the level of the Underlying. The Underlying Publisher may discontinue or suspend calculation or publication of the Underlying at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Underlying that is comparable to the discontinued Underlying, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the level of any of the Underlyings, and, consequently, the value of the Securities.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities will be determined on the Strike Date and the Trade Date; amounts may have been rounded for ease of reference):

♦Principal Amount: $10

♦Term: Approximately 2 years

♦Hypothetical Initial Levels:

oQQQ Shares: $400.00

oRTY Index: 1,500

♦Hypothetical Call Return Rate: 14.25% per annum. The actual Call Return Rate will be determined on the Trade Date.

♦Hypothetical Call Returns:

Observation Date	Call Return
First Observation Date	7.1250%
Second Observation Date	10.6875%
Third Observation Date	14.2500%
Fourth Observation Date	17.8125%
Fifth Observation Date	21.3750%
Sixth Observation Date	24.9375%
Final Observation Date	28.5000%

♦Observation Dates: Quarterly, beginning on November 1, 2024

♦Hypothetical Downside Thresholds:

oQQQ Shares: $280.00, which is 70% of the Hypothetical Initial Level of the QQQ Shares

oRTY Index: 1,050, which is 70% of the Hypothetical Initial Level of the RTY Index

Early Call — Securities are Called following the Second Observation Date

Date	Closing Level	Payment (per Security)
	QQQ Shares	RTY Index
First Observation Date	$250.00 (below Initial Level)	1,130 (below Initial Level)	$0 (Not Called)
Second Observation Date	$450.00 (at or above Initial Level)	1,700 (at or above Initial Level)	$10 + ($10 x Call Return) = $10 + ($10 x 10.6875%) = $11.06875

Both the QQQ Shares and RTY Index close below their respective Initial Levels on the first Observation Date (beginning after six months), and so the Securities are not called. Both the QQQ Shares and RTY Index close above their respective Initial Levels on the second Observation Date and therefore the Securities are called on the second Call Settlement Date. MSFL will pay you on the Call Settlement Date the principal amount of $10.00 plus a Call Return of 10.6875% per Security, reflecting the hypothetical Call Return Rate of 14.25% on a per-annum basis. No further amount will be owed to you under the Securities, and you do not participate in the appreciation of the Underlyings.

Payment at Maturity

Example 1 — Both the QQQ Shares and RTY Index close ABOVE their respective Initial Levels; Securities are Called on the Maturity Date.

Date	Closing Level	Payment (per Security)
	QQQ Shares	RTY Index
First Observation Date	$205.00 (below Initial Level)	760 (below Initial Level)	$0 (Not Called)
Second Observation Date	$140.00 (below Initial Level)	1,050 (below Initial Level)	$0 (Not Called)
Third through Sixth Observation Dates	Various (all below Initial Level)	Various (all below Initial Level)	$0 (Not Called)
Final Observation Date	$500.00 (at or above Initial Level)	1,700 (at or above Initial Level)	$10 + ($10 x Call Return) = $10 + ($10 x 28.50%) = $12.85 (Payment at Maturity)

Both the QQQ Shares and RTY Index close below their respective Initial Levels on each of the six Observation Dates prior to the Final Observation Date, and therefore the Securities are not called prior to maturity. On the Final Observation Date, both the QQQ Shares and RTY Index close above their respective Initial Levels and therefore MSFL will call the Securities on the Maturity Date and pay you at maturity the principal amount plus the hypothetical Call Return of 28.50% per Security. Investors do not participate in the appreciation of the Underlyings.

Example 2 — Both the QQQ Shares and RTY Index close BELOW their respective Initial Levels but AT OR ABOVE their respective Downside Threshold.

Date	Closing Level	Payment (per Security)
	QQQ Shares	RTY Index
First Observation Date	$125.00 (below Initial Level)	1,300 (below Initial Level)	$0 (Not Called)
Second Observation Date	$180.00 (below Initial Level)	1,050 (below Initial Level)	$0 (Not Called)
Third through Sixth Observation Dates	Various (all below Initial Level)	Various (all below Initial Level)	$0 (Not Called)
Final Observation Date	$295.00 (below Initial Level, at or above Downside Threshold)	1,300 (below Initial Level, at or above Downside Threshold)	$10

Since the Securities are not called prior to maturity and both the QQQ Shares and RTY Index close below their respective Initial Levels but at or above their respective Downside Thresholds, at maturity MSFL will pay you the $10 principal amount per Security.

Example 3 — One Underlying closes ABOVE its respective Initial Level, but the other Underlying closes BELOW its respective Downside Threshold.

Date	Closing Level	Payment (per Security)
	QQQ Shares	RTY Index
First Observation Date	$150.00 (below Initial Level)	1,160 (below Initial Level)	$0 (Not Called)
Second Observation Date	$470.00 (at or above Initial Level)	750 (below Initial Level)	$0 (Not Called)
Third through Sixth Observation Dates	Various (all below Initial Level)	Various (all below Initial Level)	$0 (Not Called)
Final Observation Date	$525.00 (at or above Initial Level)	750 (below Downside Threshold)	$10 + [$10 × Underlying Return of the Least Performing Underlying] = $10 + [$10 × -50%] = $10 - $5 = $5 (Payment at Maturity)

The Securities are not called prior to maturity. On the Final Observation Date, while the QQQ Shares close above its respective Initial Level, the RTY Index closes below its respective Downside Threshold. Therefore, at maturity, MSFL will pay you $5.00 per Security, reflecting a loss of principal proportionate to the full decline in the Least Performing Underlying.

Example 4 — Both the QQQ Shares and RTY Index close BELOW their respective Downside Thresholds.

Date	Closing Level	Payment (per Security)
	QQQ Shares	RTY Index
First Observation Date	$200.00 (below Initial Level)	1,130 (below Initial Level)	$0 (Not Called)
Second Observation Date	$350.00 (below Initial Level)	1,700 (at or above Initial Level)	$0 (Not Called)
Third through Sixth Observation Dates	Various (all below Initial Level)	Various (all below Initial Level)	$0 (Not Called)
Final Observation Date	$120.00 (below Downside Threshold)	675 (below Downside Threshold)	$10 + [$10 × Underlying Return of the Least Performing Underlying] = $10 + [$10 × -70%] = $10 - $7 = $3 (Payment at Maturity)

Since the Securities are not called prior to maturity and both the QQQ Shares and RTY Index close below their respective Downside Thresholds, at maturity MSFL will pay you $3.00 per Security, reflecting a loss of principal proportionate to the full decline in the Least Performing Underlying.

The Securities differ from ordinary debt securities in that, among other features, MSFL is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any Observation Date, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not called prior to or at maturity and therefore the Final Level of at least one Underlying is less than its respective Downside Threshold, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Underlying Return of the Least Performing Underlying is less than zero. Any payment on the Securities, including any payment upon an automatic call or the Payment at Maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Securities.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement for auto-callable securities does not apply to the Securities issued under this preliminary pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

♦purchase the Securities in the original offering; and

♦hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

♦certain financial institutions;

♦insurance companies;

♦dealers and certain traders in securities or commodities;

♦investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

♦U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

♦partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

♦regulated investment companies;

♦real estate investment trusts; or

♦tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder (as defined below) in the case of a USRPHC, upon the sale, exchange or settlement of the Securities. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this preliminary pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority. Our counsel, Davis Polk & Wardwell LLP, is unable to render a definitive opinion on the tax treatment of the Securities at this time as such opinion is dependent in part upon market conditions on the Trade Date. Our counsel’s opinion will therefore be provided only on the Trade Date. However, under current law, and based on current market conditions, our counsel believes that it is at least reasonable to treat each Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of the Securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

♦a citizen or individual resident of the United States;

♦a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

♦an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Subject to the discussion above regarding the possible application of Section 1297 of the Code, any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Potential Application of the Constructive Ownership Rule. Because the Securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Securities will be treated as a “constructive ownership transaction” under Section 1260 of the Code. If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the Securities could be recharacterized as ordinary income (the “Recharacterized Gain”), in which case an interest charge will be imposed. The amount of Recharacterized Gain (if any) that would be treated as ordinary income in respect of a Security will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of a Security over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code). Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless otherwise “established by clear and convincing evidence.” As a result of the terms of the Securities, including the fact that the Securities are linked to an index in addition to an exchange-traded fund, it is unclear how to calculate the amount of Recharacterized Gain if an investment in the Securities were treated as a constructive ownership transaction. Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Securities. U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. There is a risk that the IRS may seek to treat all or a portion of the gain on the Securities as ordinary income. For example, there is a risk (which, depending on the market conditions on the Trade Date, could be substantial) that the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

♦an individual who is classified as a nonresident alien;

♦a foreign corporation; or

♦a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

♦a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

♦certain former citizens or residents of the United States; or

♦a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the Securities as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code and the discussion above concerning the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Sections 871(m) and 897 of the Code and FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

♦the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

♦the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

♦the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

♦the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions regarding Sections 871(m) and 897 of the Code and FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to

U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the Securities and current market conditions, we expect that the Securities will not have a delta of one with respect to any Underlying Security on the Trade Date. However, we will provide an updated determination in the final pricing supplement. Assuming that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If the Securities were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Securities. However, under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the Securities, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

Invesco QQQ TrustSM, Series 1

The Invesco QQQ TrustSM, Series 1 is an exchange-traded fund managed by Invesco Capital Management LLC, which seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Nasdaq-100 Index®. Effective June 4, 2018, the name of the Fund was changed from PowerShares QQQ TrustSM, Series 1 to its current name, and effective on or about June 4, 2018, the name of the sponsor of Invesco QQQ TrustSM, Series 1 was changed to Invesco Capital Management LLC. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by Invesco Capital Management LLC pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-61001 and 811-08947, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the Invesco QQQ Trust℠, Series 1 is accurate or complete.

We and/or our affiliates may presently or from time to time engage in business with Invesco Capital Management LLC. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Invesco Capital Management LLC, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the QQQ Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of Invesco Capital Management LLC as in your judgment is appropriate to make an informed decision with respect to an investment linked to the QQQ Shares.

The Securities are not sponsored, endorsed, sold, or promoted by Invesco Capital Management LLC. Invesco Capital Management LLC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. The Trust has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The Nasdaq-100 Index®, which is calculated, maintained and published by Nasdaq, Inc., is a modified capitalization-weighted index of 100 of the largest and most actively traded equity securities of non-financial companies listed on The Nasdaq Stock Market LLC (the “Nasdaq”). The Nasdaq-100 Index® includes companies across a variety of major industry groups. At any moment in time, the value of the Nasdaq-100 Index® equals the aggregate value of the then-current Nasdaq-100 Index® share weights of each of the Nasdaq-100 Index® component securities, which are based on the total shares outstanding of each such Nasdaq-100 Index® component security, multiplied by each such security’s respective last sale price on the Nasdaq (which may be the official closing price published by the Nasdaq), and divided by a scaling factor, which becomes the basis for the reported Nasdaq-100 Index® value. For additional information about the Nasdaq-100 Index®, see the information set forth under “Nasdaq-100 Index®” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the Invesco QQQ TrustSM, Series 1 for each quarter in the period from January 1, 2019 through April 30, 2024. The closing price of the Invesco QQQ TrustSM, Series 1 on April 30, 2024 was $424.59. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the Invesco QQQ TrustSM, Series 1 should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Invesco QQQ TrustSM, Series 1 on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2019	3/31/2019	182.57	149.82	179.66
4/1/2019	6/30/2019	191.11	170.12	186.74
7/1/2019	9/30/2019	195.29	180.73	188.81
10/1/2019	12/31/2019	213.79	184.05	212.61
1/1/2020	3/31/2020	236.98	169.30	190.40
4/1/2020	6/30/2020	248.84	182.31	247.60
7/1/2020	9/30/2020	302.76	250.49	277.84
10/1/2020	12/31/2020	313.74	269.38	313.74
1/1/2021	3/31/2021	336.45	299.94	319.13
4/1/2021	6/30/2021	354.99	316.89	354.43
7/1/2021	9/30/2021	382.11	354.57	357.96
10/1/2021	12/31/2021	403.99	352.62	397.85
1/1/2022	3/31/2022	401.68	318.17	362.54
4/1/2022	6/30/2022	369.30	271.39	280.28
7/1/2022	9/30/2022	333.06	267.26	267.26
10/1/2022	12/31/2022	293.72	260.10	266.28
1/1/2023	3/31/2023	320.93	261.58	320.93
4/1/2023	6/30/2023	370.26	309.99	369.42
7/1/2023	9/30/2023	385.74	354.21	358.27
10/1/2023	12/31/2023	411.50	343.66	409.52
1/1/2024	3/31/2024	446.38	396.28	444.01
4/1/2024	4/30/2024*	445.37	414.65	424.59

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Invesco QQQ TrustSM, Series 1 from January 1, 2008 through April 30, 2024, based on information from Bloomberg.

*The dotted line indicates the hypothetical Downside Threshold, assuming the closing price of the Invesco QQQ TrustSM, Series 1 on April 30, 2024 were its Initial Level.

Past performance is not indicative of future results.

Russell 2000® Index

The Russell 2000® Index is an index calculated, published and disseminated by FTSE International Limited (“FTSE Russell”), and measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges. The Russell 2000® Index is designed to track the performance of the small-capitalization segment of the U.S. equity market. The companies included in the Russell 2000® Index are the middle 2,000 (i.e., those ranked 1,001 through 3,000) of the companies that form the Russell 3000E™ Index. The Russell 2000® Index represents approximately 7% of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell Indices—Russell 2000® Index” in the accompanying index supplement.

“Russell 2000® Index” and “Russell 3000ETM Index” are trademarks of FTSE Russell. For more information, see “Russell Indices” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the Russell 2000® Index for each quarter in the period from January 1, 2019 through April 30, 2024. The closing value of the Russell 2000® Index on April 30, 2024 was 1,973.906. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the Russell 2000® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Russell 2000® Index on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2019	3/31/2019	1,590.062	1,330.831	1,539.739
4/1/2019	6/30/2019	1,614.976	1,465.487	1,566.572
7/1/2019	9/30/2019	1,585.599	1,456.039	1,523.373
10/1/2019	12/31/2019	1,678.010	1,472.598	1,668.469
1/1/2020	3/31/2020	1,705.215	991.160	1,153.103
4/1/2020	6/30/2020	1,536.895	1,052.053	1,441.365
7/1/2020	9/30/2020	1,592.287	1,398.920	1,507.692
10/1/2020	12/31/2020	2,007.104	1,531.202	1,974.855
1/1/2021	3/31/2021	2,360.168	1,945.914	2,220.519
4/1/2021	6/30/2021	2,343.758	2,135.139	2,310.549
7/1/2021	9/30/2021	2,329.359	2,130.680	2,204.372
10/1/2021	12/31/2021	2,442.742	2,139.875	2,245.313
1/1/2022	3/31/2022	2,272.557	1,931.288	2,070.125
4/1/2022	6/30/2022	2,095.440	1,649.836	1,707.990
7/1/2022	9/30/2022	2,021.346	1,655.882	1,664.716
10/1/2022	12/31/2022	1,892.839	1,682.403	1,761.246
1/1/2023	3/31/2023	2,001.221	1,720.291	1,802.484
4/1/2023	6/30/2023	1,896.333	1,718.811	1,888.734
7/1/2023	9/30/2023	2,003.177	1,761.609	1,785.102
10/1/2023	12/31/2023	2,066.214	1,636.938	2,027.074
1/1/2024	3/31/2024	2,124.547	1,913.166	2,124.547
4/1/2024	4/30/2024*	2,102.837	1,942.958	1,973.906

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Russell 2000® Index from January 1, 2008 through April 30, 2024, based on information from Bloomberg.

*The dotted line indicates the hypothetical Downside Threshold, assuming the closing value of the Russell 2000® Index on April 30, 2024 were its Initial Level.

Past performance is not indicative of future results.

Correlation of the Underlyings

The graph below illustrates the daily performance of the Invesco QQQ TrustSM, Series 1 and the Russell 2000® Index from January 1, 2008 through April 30, 2024. For comparison purposes, each Underlying has been “normalized” to have a closing level of 100 on January 1, 2008 by dividing the closing level of that Underlying on each Index Business Day by the closing level of that Underlying on January 1, 2008 and multiplying by 100. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

A closer relationship between the daily returns of two or more underlying assets over a given period indicates that such underlying assets have been more positively correlated. Lower (or more-negative) correlation among two or more underlying assets over a given period may indicate that it is less likely that those underlying assets will subsequently move in the same direction.  Therefore, lower correlation among the Underlyings may indicate a greater potential for one of the Underlyings to close below its respective Initial Level on an Observation Date or below its respective Downside Threshold on the Final Observation Date, as applicable, because there may be a greater likelihood that at least one of the Underlyings will decrease in value significantly. However, even if the Underlyings have a higher positive correlation, one or both of the Underlyings may close below the respective Initial Level(s) or Downside Threshold(s) on an Observation Date or the Final Observation Date, as applicable, as the Underlyings may both decrease in value.  Moreover, the actual correlation among the Underlyings may differ, perhaps significantly, from their historical correlation.  A higher Call Return Rate is generally associated with lower correlation among the Underlyings, which may indicate a greater potential for a significant loss on your investment at maturity. See “Key Risks — You are exposed to the market risk of both Underlyings,” “—Because the Securities are linked to the performance of the least performing between the QQQ Shares and the RTY Index, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just the QQQ Shares or just the RTY Index” and “—A higher Call Return Rate and/or lower and Downside Thresholds may reflect greater expected volatility of the Underlyings, and greater expected volatility generally indicates an increased risk of declines in the levels of the Underlyings and, potentially, a significant loss at maturity” herein.

Past performance and correlation of the Underlyings are not indicative of the future performance or correlation of the Underlyings.

Additional Terms of the Securities

If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.

Share Underlying Index

Nasdaq-100 Index®

Share Underlying Index Publisher

Nasdaq, Inc., or any successor thereto.

Underlying Index Publisher

FTSE Russell, or any successor thereto.

Closing Level

“Closing Level” on any Index Business Day means, the closing value of the RTY Index or any Successor Index reported by Bloomberg Financial Services, or any successor reporting service the Calculation Agent may select, on that Index Business Day. In certain circumstances, the Closing Level for the RTY Index will be based on the alternate calculation of the Underlying as described under “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement. The closing value of the RTY Index reported by Bloomberg Financial Services may be lower or higher than the official closing value of the RTY Index published by the Underlying Index Publisher for the RTY Index.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to a postponement of the Final Observation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the business day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the business day immediately following the Final Observation Date as postponed.

In the event that the Securities are subject to Automatic Call, the Issuer shall, (i) on the business day following the applicable Observation Date, give notice of the Automatic Call and the applicable automatic call payment, including specifying the payment date of the applicable amount due upon the Automatic Call, (x) to each registered holder of the Securities by mailing notice of such Automatic Call by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (z) to the Depositary by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid and (ii) on or prior to the Automatic Call Date, deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the securities.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer, with any such request to be accompanied by a copy of the notice to be given.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to the Securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Strike Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the constituent stocks of the Underlyings and in futures or options contracts on the Underlyings or the constituent stocks of the Underlyings, as well as in other instruments related to the Underlyings that they may wish to use in connection with such hedging. Any of these hedging or trading activities on or prior to the Strike Date could potentially increase the Initial Level of an Underlying, and, as a result, could increase the level at or above which such Underlyings must close on any of the first six Observation Dates for the Securities to be called, or the Downside Threshold of either of the Underlyings, which if the Securities are not called prior to maturity, is the level at or above which such Underlying must close on the Final Observation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying at maturity (in each case, depending also on the performance of the other Underlying). In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Securities, including on the Final Observation Date, by purchasing and selling the stocks constituting the Underlyings, futures or options contracts on the Underlyings or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Observation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. We cannot give any assurance that our hedging activities will not affect the values of the Underlyings, and, therefore, affect the value of the Securities, whether the Securities are called, or the payment you will receive at maturity, if any, if the Securities are not called.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering. We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.15 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities, including the Call Return Rate, such that for each Security the estimated value on the Trade Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the stocks constituting the Underlyings in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.